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                                                                    Exhibit 99.3

Media Contact
Libby Barland
Childtime Learning Centers, Inc.
38345 West 10 Mile Road, Suite 100
Farmington Hills, MI  48335
561-237-2243
http://www.childtime.com

                                                           FOR IMMEDIATE RELEASE
                                                                 August 29, 2002

       Childtime Announces New Vice President and Chief Financial Officer

Farmington Hills, MI: Childtime Learning Centers, Inc. (Nasdaq:CTIM) is pleased to announce the appointment of Frank M. Jerneycic as Vice President and Chief Financial Officer. Mr. Jerneycic succeeds Mr. Leonard Tylka, interim CFO, effective August 30, 2002. Mr. Jerneycic was formerly Senior Vice President and Chief Financial Officer of Decision Consultants, Inc. of Southfield, MI.

Bill Davis, President and CEO of Childtime Learning Centers, Inc., stated, "I am extremely pleased that Frank has made the decision to help lead the company going forward. Frank has the financial and strategic leadership skills to enable Childtime to achieve its long-term profit and growth objectives and to become the premier leader in the child care industry." Mr. Jerneycic commented, "I am excited to be a part of this new leadership team operating in such a dynamic growth industry."

Childtime Learning Centers, Inc., of Farmington Hills, MI acquired Tutor Time Learning Systems, Inc. on July 19, 2002 and is now the nation's third largest publicly traded child care provider with operations in 30 states, the District of Columbia and internationally. Childtime Learning Centers, Inc. has over 7,500 employees and provides education and care for over 50,000 children daily in over 450 corporate and franchise centers nationwide.

Statements included herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions of the Private/Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, continuation of federal and state assistance programs, demand for childcare as well as general economic conditions, pricing and competition. Accordingly actual results could differ materially from those projected in such forward-looking statements.

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